EXHIBIT 10.19

October 11, 2000

Sean Price
3 Milwin Circle
Wes Allenhurst, NJ 07711

Dear Sean:

Confirming our discussions, we are pleased to offer you continuing employment beginning October 30, 2000 as Senior Vice President of Sales. It is also expected that as of January 1, 2001 you will assume the new role of Senior Vice President of Business Development.

As of January 1, 2001, your compensation will consist of an annual base salary of $220,000 (paid at $8461.53 on a bi-weekly basis). Your automobile allowance will increase to $500 per month which will be inclusive of mileage charges. You will also have a variable compensation plan targeted at $80,000 annualized, based on the Company meeting it’s financial plan for 2001. A 2001 Compensation Plan will be forwarded to you shortly after you accept this offer. Additionally, as of January 1, 2001 you will be paid commissions at the rate of 0.5% for all revenues on initial business development contracts. For the remainder of 2000, your current incentive plan will remain to be in effect, including receiving standard monthly draws.

IRE is also granting to you, subject to final approval by our Board of Directors, an option of 20,000 shares of IRE stock under the Company’s 2000 Employee Stock Option Plan. These shares shall vest over a period of 4 years, at 25% per year. The stock options will be priced at the NASDAQ closing price for IRE shares upon written acceptance of your new position as Senior Vice President of Sales.

In the event of Company-initiated Termination without cause, you will be entitled to receive 6 months of severance payments computed by using the latest applicable salary rate, In the event of a termination for cause, you are not eligible to receive any severance payments.

You will also be able to continue in any medical or 401(k) programs adopted by the Company.

This offer of employment is not a contract guaranteeing employment for any specific duration. Although we hope that your employment relationship with IRE will be long-term, either you or IRE may terminate the relationship at any time, for any reason, with or without cause or notice.

If the foregoing confirms our understanding, please sign and return the enclosed copy of this letter. I am looking forward to working with you in this new role and hope that your employment relationship with IRE will continue to be a rewarding experience.

Sincerely,

/s/ Anthony A. Caputo

Anthony A. Caputo
President & Chief Executive Officer

I accept and agree to the terms and conditions of employment as set forth in this letter.

SIGNED:	/s/ Sean R. Price	DATED:	October 11, 2000